CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered:  Debt Securities
Proposed Maximum Aggregate Offering Price:  $27,160,000.00
Amount of Registration Fee (1)(2):  $1,936.51
______________

(1) Calculated in accordance with Rule 457(r) of the Securities Act.
(2) Paid herewith.

Filed Under Rule 424(b)(3), Registration Statement No. 333-152418
Pricing Supplement No. 267 - dated Monday, November 01, 2010 (To:  Prospectus Dated July 21, 2008)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050WDW2	$12,339,000.00	100.000%	1.350%	$12,172,423.50	FIXED	3.600%
SEMI-ANNUAL
								11/15/2016	05/15/2011	$19.10	YES	Senior Unsecured Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents:  Charles Schwab & Co.,  Inc., Citi, Morgan Stanley, UBS Investment Bank, Wells Fargo Advisors

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050WDX0	$14,821,000.00	100.000%	1.650%	$14,576,453.50	FIXED	4.500%
SEMI-ANNUAL
								11/15/2019	05/15/2011	$23.88	YES	Senior Unsecured Notes
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents:  Charles Schwab & Co.,  Inc., Citi, Morgan Stanley, UBS Investment Bank, Wells Fargo Advisors

Bank of America

Offering Dates:  Monday, October 25, 2010 through Monday, November 01, 2010
Trade Date: Monday, November 01, 2010 @ 12:00 PM ET
Settlement Date: Thursday, November 04, 2010
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

Bank of America InterNotes Prospectus dated 21-Jul-08